ITRONICS INC. AND SUBSIDIARIES
                           COMPUTATION OF LOSS PER SHARE
                  FOR THE THREE MONTHS ENDED MARCH 31,1998 AND 1997

                                    EXHIBIT 11


                                         Three Months Ended March 31,
                                         ----------------------------
                                               1998        1997
                                            ----------  ----------
Common and common
 equivalent shares used in
 determining net loss per
 share

Weighted average number of
 common shares outstanding
 during the period(1,000's)                   43,366      29,943

Common equivalent shares                        -           -
                                          ----------  ----------

                                              43,366      29,943
                                          ==========  ==========


Net Income (loss)                         $ (204,249) $ (171,657)

Cumulative preferred dividends
for the period                                  -        ( 9,880)
                                          ----------  ----------

Net income (loss) less
 cumulative preferred
 dividends for the period                 $ (204,249) $ (181,537)
                                           =========   =========

Earnings (Loss) per share                 $ ( 0.0047) $ ( 0.0061)
                                           =========   =========


                                      17


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